Exhibit (21.0)
BADGER METER, INC.
SUBSIDIARIES OF THE REGISTRANT
     The Company’s subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company’s consolidated financial statements.

	Percentage	State or country
Name	of ownership	in which organized
Badger Meter de las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic	100%	Czech Republic
(a subsidiary of Badger Meter International, Inc.)

Badger Meter Europe, GmbH	100%	Federal Republic
		of Germany

Badger Meter International, Inc.	100%	Wisconsin
(an international holding company)		(U.S. )

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Slovakia	100%	Slovakia
(a subsidiary of Badger Meter Europe)

The following subsidiaries of the Company were discontinued at December 31, 2006 and subsequently liquidated at December 31, 2007.

Badger Meter France SAS	100%	France
(a French holding company)
(Badger Meter France SAS is a subsidiary of Badger Meter International, Inc.)

MecaPlus Equipements SAS	100%	France
(a subsidiary of Badger Meter France)